Exhibit 99.1

CONNETICS NAMES MICHAEL EISON, Ph.D., VICE PRESIDENT
OF REGULATORY AFFAIRS

Reports New Option Grant under NASDAQ Marketplace Rule 4350

PALO ALTO, Calif. (May 16, 2005) – Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, announced today that it has named Michael S. Eison Ph.D., to the position of Vice President, Regulatory Affairs. Dr. Eison will be responsible for the leadership and management of all regulatory personnel and activities for Connetics.

Dr. Eison joins Connetics with more than 23 years of diverse pharmaceutical experience. Previously, he served as the Senior Director of Regulatory Affairs at InterMune Inc. Prior to InterMune, he worked at Bristol-Myers Squibb for 21 years in a variety of roles, most recently as Director, Worldwide Regulatory Affairs, Neuroscience. Dr. Eison received his B.A. from the State University of New York at Buffalo and his M.A. and Ph.D. from the University of California, Los Angeles.

Additionally, the Company’s Board of Directors approved an inducement grant to Dr. Eison of a non-qualified stock option to purchase 30,000 shares of Connetics’ common stock. This option award was granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) and with the following material terms: (a) an exercise price of $21.83 which is equal to the fair market value of Connetics’ common stock on the grant date (May 16, 2005), (b) a term of 10 years, and (c) a vesting schedule providing that the option is exercisable as to 1/8th of the total grant on the six-month anniversary of Dr. Eison’s hire, and 1/48th of the total grant each month thereafter until the grant is fully vested.

About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxiq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne, Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis and Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis. Connetics’ product formulations aim to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Company Contact:
Patrick O’Brien	Ina McGuinness or Bruce Voss
Director, Investor Relations	Lippert/Heilshorn & Associates
(650) 739-2950	(310) 691-7100
pobrien@connetics.com	imcguinness@lhai.com
Press Release Code: (CNCT-G)

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